PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED OCTOBER 5, 2004)           REGISTRATION NO. 333-118922



                         ADVANCED MEDICAL OPTICS, INC.

                                  $350,000,000

              2.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024
                                      AND
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                               _________________

         This prospectus supplement supplements the prospectus dated October 5, 2004, as supplemented by prospectus supplements dated October 19, 2004, November 4, 2004, November 10, 2004, December 13, 2004, January 11, 2005 and February 7, 2005 relating to the resale by certain of our securityholders of up to $350,000,000 aggregate principal amount at maturity of our 2.50% Convertible Senior Subordinated Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         Effective December 15, 2004, as permitted by the indenture governing the notes, we made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of common stock, in each case, calculated as set forth in the indenture.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

                                                         PERCENTAGE       NUMBER OF
                                          AGGREGATE      OF AGGREGATE     SHARES OF     PERCENTAGE
                                          PRINCIPAL      PRINCIPAL        COMMON        OF COMMON
                                          AMOUNT OF      AMOUNT           STOCK         STOCK
                                          NOTES THAT     OF NOTES         THAT MAY BE   OUTSTANDING
NAME OF SELLING SECURITYHOLDER            MAY BE SOLD    OUTSTANDING      SOLD(1)       (1)
--------------------------------------- ---------------- --------------- -------------- ------------
Citadel Credit Trading Ltd. (2) (3)...       868,000               *            (1)          (1)
Citadel Equity Fund Ltd. (2) (4)......      9,982,000           2.85%           (1)          (1)
Van Kampen Harbor Fund (5)(6)........       2,400,000               *           (1)          (1)

_________________
*   Represents less than 0.1%


(1) As a result of our irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, on conversion, each holder will receive (A) a cash amount equal to the aggregate principal amount of the notes to be converted, and (B) a number of shares of common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate then in effect minus (b) $1,000 divided by the applicable stock price (as defined in the prospectus and the indenture). The initial conversion rate of the notes is 19.9045 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment as described in the prospectus and the indenture.

(2) Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that:
         (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(3) Amount reflects $1,625,000 aggregate principal amount of notes previously reflected in the prospectus supplement dated October 19, 2004, less $757,000 aggregate principal amount of notes sold by such securityholder subsequent to the date thereof pursuant to Rule 144A of the Securities Act.

(4) Includes $9,225,000 aggregate principal amount of notes previously reflected in the prospectus supplement dated October 19, 2004, plus an additional $757,000 aggregate principal amount of notes acquired subsequent to the date thereof pursuant to Rule 144A of the Securities Act.

(5) Selling securityholder has identified itself as a broker-dealer. Such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(6) Selling securityholder has identified itself as an affiliate of Morgan Stanley & Co. Incorporated who acted as one of the initial purchasers in the initial private offering of the notes in June 2004 and received customary compensation in connection therewith.


         INVESTING IN THE NOTES AND OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THE ACCOMPANYING PROSPECTUS BEGINNING ON PAGE 13.

                               __________________


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               __________________

            The date of this prospectus supplement is March 18, 2005






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